Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Kona Grill, Inc. of our report dated March 11, 2011, with respect to the consolidated financial statements of Kona Grill, Inc., included in the 2010 Annual Report to Stockholders of Kona Grill, Inc.

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-147362) of Kona Grill, Inc., pertaining to the resale of securities held by certain stockholders,

(2)	Registration Statement (Form S-8 No. 333-127593) pertaining to the Kona Grill, Inc. 2005 Employee Stock Purchase Plan,

(3)	Registration Statement (Form S-8 No. 333-127594) pertaining to the Kona Grill, Inc. 2005 Stock Award Plan,

(4)	Registration Statement (Form S-8 No. 333-127596) pertaining to the Kona Grill, Inc. 2002 Stock Plan, and

(5)
Registration Statement (Form S-3 No. 333-158278) of Kona Grill, Inc., pertaining to the registration of rights to purchase shares of its common stock and the issuance of such shares upon exercise of the rights;

of our report dated March 11, 2011, with respect to the consolidated financial statements of Kona Grill, Inc. included in this Annual Report (Form 10-K) of Kona Grill, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 11, 2011